Exhibit 99.1

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Diebold, Incorporated, and all amendments thereto (the “Registration Statement”) and any related prospectus or prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of Diebold, Incorporated upon completion of the business combination described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 23, 2015

By:	/s/ Dr. Alexander Dibelius
Dr. Alexander Dibelius